Exhibit 99.1

SandRidge Energy, Inc. to Acquire Dynamic Offshore Resources, LLC for Consideration of $1.275 Billion

SandRidge Energy, Inc. Announces Year-End 2011 Operations Results

SandRidge Energy, Inc. Announces Year-End 2011 Reserve Summary

OKLAHOMA CITY, Okla., Feb. 01, 2012 - SandRidge Energy, Inc. (NYSE:SD) has entered into an agreement to acquire Dynamic Offshore Resources, LLC for aggregate consideration of $1.275 billion consisting of approximately $680 million in cash and approximately 74 million shares of SandRidge common stock valued at $8.02 per share. These oil rich assets will add reserves, production and cash flow at an attractive valuation that is consistent with the achievement of SandRidge’s three year plan to triple EBITDA and double oil production while lowering its debt to EBITDA ratio. Dynamic Offshore Resources operates primarily in water depths of less than 300 feet and their current production is approximately 25 Mboed. Dynamic’s year-end 2011 proved reserves are 62.5 MMboe and are valued at approximately $1.9 billion using SEC net present value discounted at 10 percent (PV-10). Of these reserves, 80% of the value and the quantity are proved developed. Approximately 50% of Dynamic’s current production and proved reserves consists of oil. The acquisition will be accretive to SandRidge’s earnings and cash flow per share as well as improve its leverage metrics.

Tom L. Ward, Chairman and CEO of SandRidge, commented, “The value of this acquisition will be evident in our results immediately. We are acquiring these assets for less than PV-10 of the proved developed reserves and at just over $50,000 per flowing barrel. Additionally, we expect these operations to contribute significant free cash flow in excess of the anticipated annual drilling and recompletion capital budget of $200 million.”

SandRidge has secured $725 million in committed financing from BofA Merrill Lynch, SunTrust Robinson Humphrey and The Royal Bank of Scotland plc that the company may use to fund the cash portion of the consideration. In addition, the company’s $790 million borrowing base facility remains undrawn. The transaction is expected to close during the second quarter of 2012, subject to customary closing conditions.

BofA Merrill Lynch and SunTrust Robinson Humphrey served as financial advisors to SandRidge in connection with the acquisition. SandRidge is represented by Covington & Burling LLP. Dynamic is represented by Vinson & Elkins LLP.

SandRidge Energy, Inc. Announces Year-End 2011 Operations Results

•	Total proved reserves, adjusted for asset sales, increased 11% to 471 MMboe

•	Oil reserves, adjusted for asset sales, increased 17% to 245 MMbo

•	Reserve replacement of 302%

•	PV-10 (Non-GAAP) of total proved reserves increased 52% to $6.9 billion

•	Total production growth of 16% to 23.4 MMboe and 60% growth in oil production

•	Horizontal Mississippian EUR increased 11% to 456 MMboe per well

•	Current production 67 Mboed

Drilling Activities

SandRidge Energy averaged 31 rigs operating during 2011 and drilled 970 wells. A total of 943 operated wells were completed and brought on production throughout the year. Currently, the company has 38 rigs operating (including 3 drilling saltwater disposal wells). SandRidge plans to drill 1,139 wells in 2012, all targeting oil.

Permian Basin The company drilled 803 wells in the Permian Basin throughout 2011. SandRidge presently operates 13 rigs in the Permian Basin, all of which are operating on the Central Basin Platform drilling primarily Grayburg/San Andres vertical wells at depths ranging from 4,500 feet to 7,500 feet. The company plans to drill 759 wells in the Permian Basin in 2012.

Mississippian Play SandRidge drilled 167 horizontal wells in the Mississippian play in northern Oklahoma and southern Kansas during 2011. The company presently has 24 rigs operating in the play, of which 21 are drilling horizontal producer wells with 3 drilling saltwater disposal wells. SandRidge plans to increase the Mississippian rig count by one rig per month throughout 2012 and plans to drill 380 horizontal wells in the play this year.

SandRidge Energy, Inc. Announces Year-End 2011 Reserve Summary

SandRidge increased year-end 2011 proved reserves to 471 MMboe, 11% higher than 2010 proved reserves of 423 MMboe (which reflects the divestment of 123 MMboe during 2011) and represents a reserve replacement ratio of 302%. The Horizontal Mississippian play and the Central Basin Platform contributed reserve growth of 101 MMboe offset by 30 MMboe of downward revisions to gas reserves primarily in the Piñon field.

Essentially all of SandRidge’s 2011 reserve additions were the result of the company's drilling program.

SandRidge’s 2011 proved reserves included 2,810 gross (2,438 net) PUD locations. Approximately 86% of the PUDs are located in the Horizontal Mississippian play and Permian Basin.

Forty-nine percent of 2011 proved reserves were proved developed, compared with 41% at year-end 2010.

Approximately 96% of the 2011 PV-10 value is associated with the company’s Horizontal Mississippian and Permian core areas.

The company’s 2011 proved reserves had a PV-10 of $6.9 billion, a 52% increase from 2010. Third party engineers including Netherland Sewell and Lee Keeling evaluated a combined 98% of the total proved PV-10 value.

Analysis of Proved Reserves and Replacement Economics

	Liquids (MMbbls)	Natural Gas (Bcf)	Combined (MMboe)
As of December 31, 2010	252	1,763	546
Sales of reserves	(43)	(476)	(123)

Pro Forma as of December 31, 2010	209	1,287	423
Acquisition of new reserves	1	2	2
Production	(12)	(69)	(23)
Extensions and discoveries	56	300	106
Revisions of previous estimates	(9)	(165)	(37)

As of December 31, 2011	245	1,355	471

	2011	2010
PV-10 (in Millions)
Oil Properties	$6,589	$3,961
Gas Properties	$287	$548

Total	$6,876	$4,509

% Oil Properties to Total PV-10	96%	88%

PV-10 of Proved Reserves ($/Boe)	$14.61	$8.26

Conference Call Information

SandRidge will host a conference call to discuss this acquisition on Thursday, February 02, 2012 at 8:00am CST. The telephone number to access the conference call from within the U.S. is 866-713-8310 and from outside the U.S. is 617-597-5308. The passcode for the call is 72728503. An audio replay of the call will be available from February 02, 2012 until 11:59pm CST on March 03, 2012. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 67246058.

A live audio webcast of the conference call will also be available via SandRidge's website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company's website for 30 days.

SandRidge Energy, Inc. Earnings Conference Call Information

As a reminder, SandRidge Energy, Inc. will release its 2011 fourth quarter and full-year financial and operational results after the close of trading on the New York Stock Exchange on Thursday, February 23, 2012.

The company will host a conference call to discuss these results on Friday, February 24, 2012 at 8:00am CST. The telephone number to access the conference call from within the U.S. is 866-700-6379 and from outside the U.S. is 617-213-8836. The passcode for the call is 14163110. An audio replay of the call will be available from February 24, 2012 until 11:59pm CST on March 23, 2012. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 58664616.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma, with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business.

SandRidge focuses its exploration and production activities in the Mid-Continent, Permian Basin, Gulf of Mexico, West Texas Overthrust, and Gulf Coast. For more information, please visit SandRidge's website at www.sandridgeenergy.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include statements relating to the impact we expect the proposed transaction to have on the company’s operations, financial condition, and financial results, our expectations about our ability to successfully integrate Dynamic’s business with ours, and when we expect to close the proposed transaction. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the ability to obtain governmental approvals of the acquisition on the proposed terms and schedule, the risk that the Dynamic business will not be integrated successfully with ours, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, the availability and terms of capital, changes in economic conditions, regulatory changes, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30, and September 30, 2011. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

CONTACT: Kevin R. White Senior Vice President SandRidge Energy, Inc. 123 Robert S. Kerr Avenue Oklahoma City,

OK 73102 +1 (405) 429-5515